EXHIBIT 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact: Paul Caminiti/Carrie Bloom/Jonathan Doorley

Sard Verbinnen & Co

212/687-8080

LADENBURG THALMANN COMPLETES ACQUISITION OF TRIAD ADVISORS, INC.

Significantly Expands Ladenburg’s Independent Broker-Dealer Platform

Triad’s National Network of Independent Financial Advisors Has Approximately $9 Billion in Client
Assets and $60 Million in Annual Revenues

Ladenburg Has 900 Independent Financial Advisors with $17 Billion in Client Assets

MIAMI, FL, August 13, 2008 – Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced that following approval by the Financial Industry Regulatory Authority (“FINRA”), it has completed its previously announced acquisition of Triad Advisors, Inc. (“Triad”), a leading independent broker-dealer and investment advisor.

Headquartered in Norcross, Georgia, Triad is a privately-held, full service broker-dealer and investment advisor, registered with the FINRA and the SEC. With approximately 380 registered representatives and investment advisory representatives nationwide and $9 billion in client assets, Triad generated consolidated revenues of approximately $60 million in its fiscal year ended December 31, 2007. Mark Mettelman, President and Chief Executive Officer of Triad, and the rest of Triad’s management team will continue to operate Triad as a stand-alone business based out of its Norcross, Georgia headquarters.

“We are delighted to complete the acquisition of Triad,” said Dr. Phillip Frost, Chairman of the Board of Ladenburg. “The addition of Triad significantly expands Ladenburg’s independent broker-dealer platform and propels Ladenburg to one of the top 25 largest independent firms in the U.S. by revenue with approximately 900 financial advisors and $17 billion in client assets.”

Richard J. Lampen, President and Chief Executive Officer of Ladenburg, added, “We welcome Triad’s management team and exceptional network of investment advisory representatives to Ladenburg. We look forward to their contributions as we continue to capitalize on the many opportunities that exist in the rapidly growing and evolving independent broker-dealer space.”

Mark Mettelman, President and Chief Executive Officer of Triad, added, “Triad is excited to become part of the Ladenburg family. We look forward to working together as we continue to expand our business and identify ways to better serve our independent financial advisors and their clients.”

About Triad Advisors
Triad Advisors, Inc. is an independent broker-dealer and registered investment advisor headquartered in Norcross, GA. Founded in 1998, Triad offers a broad menu of products, services and total wealth management solutions to approximately 380 independent financial advisors located throughout the country. Investment Advisor ranked Triad as the #1 Friendliest Broker-Dealer for RIAs in June 2008 and Investment News ranked Triad as one of the Top 5 Fastest Growing Broker-Dealers by Revenue Growth in April 2008. Triad’s website is www.triad-advisors.com.

About Ladenburg

Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indices, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its subsidiary, Ladenburg Thalmann & Co. Inc.  Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals.  Ladenburg Thalmann Financial Services is based in Miami, Florida.  Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; Princeton, New Jersey; Houston, Texas; and Columbus, Ohio.  Ladenburg Thalmann Financial Services also owns two leading independent broker-dealers: Investacorp, Inc., headquartered in Miami Lakes, Florida, and Triad Advisors, Inc., headquartered in Norcross, Georgia. For more information, please visit www.ladenburg.com.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements concerning future market opportunity and future growth of the Company and the independent broker-dealer market. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company or arising from the acquisition of Triad. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, inability to achieve projected revenue, loss of registered representatives, acquisition costs and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.